Exhibit 4.1

Execution Version

OMNIBUS WARRANT AMENDMENT AGREEMENT

THIS OMNIBUS WARRANT AMENDMENT AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among (i) Vapotherm, Inc., a Delaware corporation (the “Company”), and (ii) each of the persons identified as a Holder on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, each of the Holders is a party to that certain Loan and Security Agreement, dated as of February 18, 2022 (as amended, modified or supplemented, from time to time, the “Loan Agreement”), by and among SLR Investment Corp., a Maryland corporation (“SLR”), as collateral agent thereunder, the Holders, including SLR, each in its respective capacity as a lender thereunder and each other lender party thereto from time to time (the “Lenders”), the Company, HGE Health Care Solutions, LLC, a Delaware limited liability company, Vapotherm Access Care Management Network, LLC, a Delaware limited liability company, and Vapotherm Access Management Services, LLC, an Oklahoma limited liability company, as guarantors thereunder and each other guarantor party thereto from time to time;

WHEREAS, in connection with the Loan Agreement, the Company and each of the Holders is a party to an applicable warrant to purchase common stock, $0.001 par value per share, of the Company (“Common Stock”), and holds warrants to purchase that number of shares of Common Stock set forth opposite such Holder’s name on Exhibit A attached hereto (such warrants and any other warrants to purchase Common Stock held by or issued to SLR or any of its affiliates pursuant to the Loan Agreement prior to the consummation of the transactions contemplated by the Merger Agreement (as defined below), including in accordance with Section 3, the “Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger” and the Company as the surviving corporation of the Merger, the “Surviving Corporation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Topco, Parent, and each of the Lenders are entering into that certain Rollover Agreement (as amended, modified or supplemented, from time to time, the “Rollover Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, the Lenders are agreeing to, immediately prior to the Merger and subject to the subsequent consummation of the Merger, contribute certain of the loans and certain of the accrued but unpaid interest and fees under the Loan Agreement, and the Warrants, to Topco in exchange for Series A Preferred Units of Topco and Common Units of Topco (the “Rollover”), and subsequent to the consummation of the Merger, such loans and accrued but unpaid interest and fees under the Loan Agreement, and the Warrants, shall be contributed by Topco to Parent and immediately upon receipt by Parent thereof, such loans and accrued but unpaid interest and fees under the Loan Agreements, and the Warrants, shall thereafter be contributed by Parent to the Surviving Corporation (the “Contribution”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and the Holders desire to amend the Warrants and make certain agreements with respect to the Warrants in the manner provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the applicable Warrant.

2.          Amendment of the Warrants. Effective immediately prior to the consummation of the Rollover (but subject to the subsequent consummation of the Merger immediately following the Rollover), the Company and each of the Holders hereby agree that the Warrants shall be amended as provided in this Section 2:

2.1

Treatment of Warrant Upon Acquisition of Company. Each of the Warrants shall be amended to add the following paragraph as a new Section 1.6(e) thereof:

“The Company is a party to that certain Agreement and Plan of Merger, dated as of June 17, 2024 (the “Merger Agreement”), among the Company, Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger” and the Company as the surviving corporation of the Merger, the “Surviving Corporation”), and Holder is a party to that certain Rollover Agreement, dated as of June 17, 2024 (the “Rollover Agreement”), by and among Topco, Parent, and each of the lenders party to the Loan Agreement (including Holder), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Holder is agreeing to, immediately prior to the Merger and subject to the subsequent consummation of the Merger, contribute certain of the loans and certain of the accrued but unpaid interest and fees under the Loan Agreement, and this Warrant, to Topco in exchange for Series A Preferred Units of Topco and Common Units of Topco (the “Rollover”), and subsequent to the consummation of the Merger, such loans and accrued but unpaid interest and fees under the Loan Agreement, and this Warrant, shall thereafter be contributed by Topco to Parent and immediately upon receipt by Parent thereof, such loans, accrued but unpaid interest and fees under the Loan Agreements, and this Warrant shall thereafter be contributed by Parent to the Surviving Corporation (the “Contribution”). Notwithstanding anything to the contrary in this Warrant (but subject to the subsequent consummation of the Merger immediately following the Rollover), pursuant to the terms and subject to the conditions of the Rollover Agreement, (i) Holder shall contribute this Warrant to Topco in exchange for the consideration to be issued to the Holder set forth therein in connection with the Rollover, (ii) subsequent to the consummation of the Merger, this Warrant shall thereafter be contributed by Topco to Parent and immediately upon receipt by Parent thereof, this Warrant shall thereafter be contributed by Parent to the Surviving Corporation in connection with the Contribution, and (iii) thereafter, as a result of the consummation of the transactions contemplated by the Rollover Agreement (including the Rollover and the Contribution), this Warrant shall be cancelled and retired without any conversion thereof and cease to exist and no payment or distribution will be made with respect thereto.”

3.            Warrant Issuance and Exercise.

3.1

Immediately prior to the consummation of the Rollover (but subject to the subsequent consummation of the Merger immediately following the Rollover), the Company shall issue to the Holders all of the Warrants that are outstanding, or unissued but otherwise due to the Holders, under the Loan Agreement pursuant to the provisions thereof (the “Outstanding Warrants”); provided, in the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger, the Company shall thereafter, upon the election of any Holder in its sole discretion, issue to such Holder all or any portion of its Outstanding Warrants; provided, further, that the Company shall not effect any issuance of the Outstanding Warrants, until the earlier of (a) immediately prior to the consummation of the Rollover (but subject to the subsequent consummation of the Merger immediately following the Rollover), and (b) such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

3.2

The Holders shall not be entitled to exercise the Warrants (without the prior written consent of the Company) until such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

4.          Assignment. Prior to the consummation of the Rollover, each Holder may assign or transfer all or part of its Warrants and/or Outstanding Warrants and/or assign or transfer its rights hereunder and thereunder, to such Holder’s affiliates, upon providing notice to the Company.

5.            Representations and Warranties of the Company. The Company represents and warrants to each of the Holders as follows:

5.1

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its property, carry on its business as now being conducted, and to carry out the transactions contemplated by this Agreement and the Warrants.

5.2

The Company has all requisite power, authority and legal capacity to enter into this Agreement, to perform its respective obligations under this Agreement and each of the Warrants, and to consummate the transactions that are the respective subjects of this Agreement and each of the Warrants. This Agreement has been duly authorized, executed and delivered by the Company and, upon due authorization, execution and delivery by each of the Holders, will constitute the valid and legally binding agreement of the Company, enforceable in accordance with its terms against the Company, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

5.3

The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (i) violate or conflict with or result in any default under any provision of the organizational documents of the Company or any of its subsidiaries, (ii) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to the Company or any of its subsidiaries or any of their respective assets or properties, or (iii) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by the Company or any of its subsidiaries, unless, with respect to the foregoing clauses (ii) and (iii), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

5.4

Each of the Warrants issued and outstanding as of the date of this Agreement or that will be issued and outstanding as of immediately prior to the consummation of the Rollover (including in accordance with Section 3), has been and will be duly authorized and validly created (and the Company has reserved from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the exercise in full of each of the Warrants), and the shares of Common Stock issuable upon exercise of the Warrants will, when issued, by duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

6.           Representations and Warranties of the Holders. Each of the Holders represents and warrants to the Company, severally (and not jointly or jointly and severally), solely with respect to itself, as follows:

6.1

Such Holder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. Such Holder has the full requisite power and authority to own its property, carry on its business as now being conducted, and to carry out the transactions contemplated by this Agreement and the applicable Warrant.

6.2

Such Holder has all requisite power, authority and legal capacity to enter into this Agreement, to perform its respective obligations under this Agreement and the applicable Warrant, and to consummate the transactions that are the respective subjects of this Agreement and the applicable Warrant. This Agreement has been duly authorized, executed and delivered by such Holder and, upon due authorization, execution and delivery by the Company and each of the other Holders, will constitute the valid and legally binding agreement of such Holder, enforceable in accordance with its terms against such Holder, except as such enforceability may be limited by the Enforceability Exceptions.

6.3

The execution and delivery of this Agreement by such Holder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (i) violate or conflict with or result in any default under any provision of the organizational documents of such Holder or any of its subsidiaries, (ii) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable such Holder or any of its subsidiaries or any of their respective assets or properties, or (iii) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by such Holder or any of its subsidiaries, unless, with respect to the foregoing clauses (ii) and (iii), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, be material to such Holder and its subsidiaries, taken as a whole.

7.	Miscellaneous.

7.1

Termination. This Agreement (other than Sections 3 and this Section 7) shall terminate automatically without further action by any party hereto and immediately upon the valid termination of the Merger Agreement or the Rollover Agreement in accordance its terms prior to the consummation of the Merger. Nothing in this Section 7.1 will relieve any party hereto from liabilities or damages arising out of its breach of this Agreement or the Rollover Agreement by such party hereto prior to the time of termination, and each other party hereto will be entitled to any remedies at law or in equity to recover losses arising from such breach.

7.2

No Other Changes. Except as amended herein, all of the terms and conditions of the Warrants shall remain in full force and effect, and the Company and each of the Holders shall remain fully obligated to perform each and all of their obligations thereunder.

7.3

Further Assurances. Each party hereto hereby agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement.

7.4

Binding on Successors. Subject to Section 4, all of the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

7.5

Notices. All notices and other communications hereunder from the Company to any of the Holders, or vice versa, shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or any of the Holders, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 7.5:

All notices to any of the Holders shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SLR Investment Corp.

500 Park Avenue, 3rd Floor

New York, NY 10022

Attention: Anthony Storino

Email: astorino@slrcp.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Haim Zaltzman

                 Daniel Mun

Email: haim.zaltzman@lw.com

 daniel.mun@lw.com

Notice to the Company shall be addressed as follows until the Holders receive notice of a change in address:

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

Attn: John Landry, VP & CFO

Email: jlandry@vtherm.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Paul Kinsella

Sarah Young

Gregory Bauer

Email: paul.kinsella@ropesgray.com

sarah.young@ropesgray.com

gregory.bauer@ropesgray.com

7.6

Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

7.7

Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically (including by DocuSign, .PDF file format or email transmission) shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

7.8

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction.

7.9

Jurisdiction. Each of the parties hereto hereby agrees that any legal action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby consents and submits to the jurisdiction of the aforesaid courts and waives and agrees not to plead or claim, in any legal action, proceeding or claim with respect to this Agreement or the enforcement hereof brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party, that venue before any such court is improper, that any such court is an inconvenient forum, or that such legal action, proceeding or claim should be transferred from any such court for any other reason.

7.10

Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

7.11

Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.12

Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

7.13

Entire Agreement. This Agreement and the schedules and exhibits and other documents delivered by the parties hereto in connection herewith, the Warrants, the Merger Agreement and the Rollover Agreement contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect hereto and thereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

VAPOTHERM, INC.

By:	/s/ Joseph Army
Name: Joseph Army
Title: President and Chief Executive Officer

HOLDERS:

SLR INVESTMENT CORP.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND L.P.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV, LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND L.P.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP CAYMAN DEBT MASTER FUND, L.P.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP CAYMAN DEBT MASTER FUND SPV LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP SF DEBT FUND L.P.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR CP SF DEBT FUND SPV LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR HC ONSHORE FUND L.P.

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR HC FUND SPV, LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR HC BDC LLC

By:	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory